Execution Version

Dated: as of December 30, 2011

STI SPIRIT SHIPPING COMPANY LIMITED

as Borrower

SCORPIO TANKERS INC.

as Guarantor

DVB BANK SE

as Lender

– and –

DVB BANK SE

as Arranger, Agent

and as Security Trustee

_______________________________________________________

FIRST AMENDATORY AGREEMENT

______________________________________________________

Amending and Supplementing the Loan Agreement dated as of March 9, 2011, as amended by a Letter Agreement dated September 28, 2011

FIRST AMENDATORY AGREEMENT dated as of December 30, 2011 (this “First Amendatory Agreement”)

AMONG

(1)	STI SPIRIT SHIPPING COMPANY LIMITED, a corporation incorporated and existing under the laws of the Republic of The Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as borrower (the “Borrower”);

(2)	SCORPIO TANKERS INC., a corporation incorporated and existing under the laws of the Republic of The Marshall Islands whose principal office is at 9, Boulevard Charles III, Monaco, 98000, as guarantor (the “Guarantor”);

(3)	DVB BANK SE as lender (the “Lender”, which expression includes its successors, transferees and assigns);

(4)	DVB BANK SE, acting in such capacity through its London Branch at 80 Cheapside, London EC2V 6EE, England, as agent for the Lender (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns);

(5)	DVB BANK SE, acting in such capacity through its London Branch at 80 Cheapside, London EC2V 6EE, England, as security trustee for the Lender (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns); and

(6)	DVB BANK SE, acting in such capacity through its office at Platz der Republik 6, 60325 Frankfurt am Main, Germany, as arranger (in such capacity, the “Arranger”, which expression includes its successors, transferees and assigns).

WITNESSETH THAT:

WHEREAS, the Borrower, the Guarantor, the Lender, the Agent, the Security Trustee and the Arranger are parties to a Loan Agreement dated as of March 9, 2011 (as amended by a Letter Agreement dated September 28, 2011, the “Loan Agreement”).

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed pursuant to Clause 28 of the Loan Agreement to (a) amend the definition of “Consolidated Liquidity”, (b) waive compliance with the requirements of Clauses 12.4 and 12.5 of the Loan Agreement during the Waiver Period (as defined below), and (c) amend Clause 12.4 with effect on and after October 1, 2013.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1	DEFINITIONS

1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Loan Agreement. In addition:

“Waiver Period” means the period commencing on October 1, 2011 at 12:00 a.m. New York City time and ending on the earliest to occur of (a) September 30, 2013 at 11:59:59 p.m. New York City time and (b) the occurrence after the commencement of the Waiver Period of any Event of Default, including, without limitation, any failure to comply with the provisions of this First Amendatory Agreement.

2	AMENDMENTS TO THE LOAN AGREEMENT; WAIVERS OF COVENANTS

2.1	Amendments.

(a)	Subject to Clause 3 below, the definition of “Consolidated Liquidity” in the Loan Agreement is amended and restated to read as follows:

““Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash, (b) Cash Equivalents and (c) the Total Available Commitment (as defined under the Amended and Restated Loan Agreement dated as of July 6, 2011 among, inter alios, (i) the Guarantor as borrower, (ii) the subsidiaries of the Guarantor named therein as joint and several guarantors, (iii) the banks and financial institutions named therein as lenders, (iv) the banks and financial institutions named therein as swap banks, (v) Nordea Bank Finland plc, New York Branch, as agent, (vi) Nordea Bank Finland plc, New York Branch, as security trustee and (vii) Nordea Bank Finland plc, New York Branch, DnB NOR Bank ASA and ABN AMRO Bank as lead arrangers (as amended, supplemented, modified and/or restated from time to time)), in each case held by the Guarantor on a freely available and unencumbered basis;”

(b)	Subject to Clause 3 below, Clause 12.4 is amended and restated to read as follows on and after October 1, 2013:

“12.4	Minimum interest coverage. Commencing on October 1, 2013 at 12:00 a.m. New York City time, the Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.00 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis.”

2.2	Waivers. Subject to Clause 3 below, the Creditor Parties agree to waive compliance by the Guarantor during the Waiver Period with the requirements of Clauses 12.4 and 12.5 of the Loan Agreement (the “Specified Waivers”), provided that at all times during the Waiver Period, the Guarantor (i) shall not declare or pay any dividends unless the ratio of Consolidated EBITDA to Consolidated Net Interest Expense is equal to or exceeds 2.00 to 1.00, and (ii) shall be in compliance with the following covenants (and for the avoidance of doubt the Guarantor’s compliance with the requirements of Clauses 12.4 and 12.5 of the Loan Agreement (as amended hereby in the case of Clause 12.4) shall be reinstated immediately upon the expiration of the Waiver Period and shall be required at all times thereafter):

(a)	Minimum interest coverage.

(i)	During the period commencing on October 1, 2011 at 12:00 a.m. New York City time and ending on December 31, 2012 at 11:59:59 p.m. New York City time, the Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 1.25 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis;

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(ii)	During the period commencing on January 1, 2013 at 12:00 a.m. New York City time and ending on March 31, 2013 at 11:59:59 p.m. New York City time, the Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 1.50 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis;

(iii)	During the period commencing on April 1, 2013 at 12:00 a.m. New York City time and ending on June 30, 2013 at 11:59:59 p.m. New York City time, the Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 1.75 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis;

(iv)	During the period commencing on July 1, 2013 at 12:00 a.m. New York City time and ending on September 30, 2013 at 11:59:59 p.m. New York City time, the Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.00 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis.

(b)	Free liquidity. The Guarantor shall maintain Consolidated Liquidity, including all amounts on deposit with any bank, of not less than $25,000,000 until the Guarantor owns directly or indirectly a fleet of 15 vessels. When the Guarantor owns directly or indirectly a fleet of 15 vessels, the Guarantor shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $25,000,000 plus $750,000 per each additional vessel that the Guarantor directly or indirectly owns over 15 vessels. At all times during the Waiver Period, the Consolidated Liquidity shall consist of not less than $15,000,000 in cash and Cash Equivalents.

3	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1	Conditions precedent and subsequent. The effectiveness of this First Amendatory Agreement shall be subject to the completion, to the satisfaction of the Agent, of the following conditions precedent and subsequent:

(a)	On or before 5:00 p.m. New York City time on December 30, 2011 (in the case of subparagraphs (i) and (ii) below) and January 10, 2012 (in the case of subparagraph (iii), (iv) and (v) below) (each, a “Conditions Precedent Deadline”), the Agent shall have received:

(i)	a copy (with the original to follow) of this First Amendatory Agreement, duly executed by the parties hereto;

(ii)	copies of certificates dated as of a date not more than five (5) Business Days prior to the Conditions Precedent Deadline, certifying that each of the Borrower and the Guarantor is duly incorporated or formed and in good standing under the laws of its jurisdiction of incorporation or formation;

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(iii)	copies of resolutions of the directors of each of the Borrower and the Guarantor authorizing the execution of this First Amendatory Agreement and all other documents required hereby to which the Borrower or the Guarantor is to be a party, in each case certified as of a date not more than five (5) Business Days prior to the Conditions Precedent Deadline by an officer of such party as being a true and correct copy thereof;

(iv)	a copy (with the original to follow) of any power of attorney under which this First Amendatory Agreement and of all other documents required hereby is to be executed on behalf of the Borrower or the Guarantor; and

(v)	an amendment fee equal to 0.25% of the Loan as of the date of this First Amendatory Agreement.

(b)	On or before 5:00 p.m. New York City time on January 20, 2012 (the “Conditions Subsequent Deadline”), the Agent shall have received favorable legal opinions from lawyers appointed by the Borrower on such matters concerning the laws of such relevant jurisdictions as the Agent may require.

3.2	Waiver of conditions precedent or subsequent. The Agent, with the consent of the Lenders, may waive one or more of the conditions referred to in Clause 3.1(a) or 3.1(b) provided that the Borrower delivers to the Agent a written undertaking to satisfy such conditions within ten (10) Business Days (or such longer period as the Agent may specify) after the Agent grants such waiver.

3.3	Failure to complete conditions precedent or subsequent. If the Borrower and the Guarantor fail to complete all or any of the conditions required by Clause 3.1(a) by the applicable Conditions Precedent Deadline or Clause 3.1(b) by the Conditions Subsequent Deadline, the Borrower and the Guarantor acknowledge and agree that the amendments made in Clause 2.1 hereof and the Specified Waivers made in Clause 2.2 hereof shall be null, void and of no effect whatsoever and that the Creditor Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Loan Agreement (all of which are expressly reserved) as if (a) such amendments had not been made and (b) the Specified Waivers had not been granted by this First Amendatory Agreement.

4	EFFECT OF AMENDMENTS

4.1	References. Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Loan Agreement” in any of the other Finance Documents, shall mean and refer to the Loan Agreement as amended hereby.

4.2	Effect of amendments. Subject to the terms of this First Amendatory Agreement, with effect on and from the date hereof (subject to fulfillment or waiver of the conditions precedent and conditions subsequent stated in Clause 3 above) the Loan Agreement shall be, and shall be deemed by this First Amendatory Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended. In addition, each of the Finance Documents shall be, and shall be deemed by this First Amendatory Agreement to have been, amended as follows:

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(a)	the definition of, and references throughout each of such Finance Documents to, the “Loan Agreement” and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended or supplemented by this First Amendatory Agreement; and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this First Amendatory Agreement.

4.3	No other amendments; ratification.

(a)	Except as amended hereby, all other terms and conditions of the Loan Agreement and the other Finance Documents remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

(b)	Without limiting the foregoing, the Guarantor acknowledges and agrees that the guarantee in Clause 16 of the Loan Agreement remains in full force and effect.

(c)	The Borrower and the Guarantor acknowledge and agree that the Loan Agreement shall, together with this First Amendatory Agreement, be read and construed as a single agreement.

5	REPRESENTATIONS AND WARRANTIES

5.1	Authority. The execution and delivery by each of the Borrower and the Guarantor of this First Amendatory Agreement and the performance by each of the Borrower and the Guarantor of all of its agreements and obligations under the Loan Agreement, as amended or temporarily waived hereby, are within such Security Party’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Security Party, and no consent of any third party is required in connection with the transactions contemplated by this First Amendatory Agreement.

5.2	Enforceability. This First Amendatory Agreement and the Loan Agreement, as amended hereby, constitute the legal, valid and binding obligations of each of the parties hereto and are enforceable against such parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

5.3	Certifications. Each of the Borrower and the Guarantor certifies that:

(a)	there is no proceeding for the dissolution or liquidation of such party;

(b)	the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct as though made on and as of the date hereof, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Loan Agreement;

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(c)	there is no material misstatement of fact in any information provided by each of the Borrower and the Guarantor to the Agent or the Lender since March 9, 2011, and such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d)	there is no event occurring and continuing, or resulting from this First Amendatory Agreement, that constitutes a Potential Event of Default or an Event of Default; and

(e)	there have been no amendments to the constitutional documents of any Security Party since March 9, 2011.

6	MISCELLANEOUS

6.1	Governing law. THIS FIRST AMENDATORY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

6.2	Counterparts. This First Amendatory Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

6.3	Severability. Any provision of this First Amendatory Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

6.4	Payment of expenses. The Borrower agrees to pay or reimburse each of the Creditor Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this First Amendatory Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Creditor Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Creditor Parties in connection with the foregoing.

6.5	Headings and captions. The headings captions in this First Amendatory Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the parties hereto have caused this First Amendatory Agreement to be executed as of the date first above written.

STI SPIRIT SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Brian Attorney-in-Fact	DVB BANK SE, as Lender By: /s/ C. Gregory Chase C. Gregory Chase Attorney-in-Fact
SCORPIO TANKERS INC., as Guarantor By: /s/ Brian M. Lee Brian M. Lee Chief Financial Officer	DVB BANK SE, as Arranger, Agent and Security Trustee By: /s/ C. Gregory Chase C. Gregory Chase Attorney-in-Fact

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